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                                                                   EXHIBIT 99.12

                          SUBSCRIPTION AGENT AGREEMENT


     This SUBSCRIPTION AGENT AGREEMENT (the "Agreement") is made and entered into as of _________________, 1995, by and between VENTURA COUNTY NATIONAL Bancorp, a California corporation (the "Company"), and First Interstate Bank of California, a California banking corporation (the "Subscription Agent"), with reference to the following:

     A. The Company has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively the "1933 Act"), a Registration Statement on Form S-2, No. 33-88288 (in the form in which it first becomes effective under the 1933 Act, and as it may thereafter be amended, the "Registration Statement"), relating to the proposed distribution by the Company of transferable subscription rights (the "Rights") to holders of record ("Record Date Holders") of shares of common stock, no par value, of the Company (the "Common Stock") as of the close of business on ________________, 1995 (the "Record Date"), at a rate of _____ Right for each share of Common Stock held on the Record Date, and the proposed sale of up to __________ newly-issued shares (the "Underlying Shares") of Common Stock upon the exercise of Rights (collectively, the "Offering").

     B. Holders of Rights ("Rights Holders") will be entitled to subscribe to purchase one Underlying Share for each Right (the "Basic Subscription Privilege") at a per share price (the "Subscription Price") to be determined on or about the Record Date, which price will be set forth in the prospectus which forms a part of the Registration Statement (in the form in which the Registration Statement first becomes effective, and as thereafter amended or supplemented, the "Prospectus") by post-effective amendment to the Registration Statement.

     C. Subject to allocation and possible reduction as set forth herein, Record Date Holders who fully exercise the Basic Subscription Privilege will also be entitled (the "Oversubscription Privilege") to subscribe at the Subscription Price to purchase additional Underlying Shares, if any, remaining after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Excess Shares").

     D. The Company wishes the Subscription Agent to act on its behalf in connection with the Offering as set forth herein, and the Subscription Agent is willing so to act.

     NOW, THEREFORE, the parties hereby agree as follows:

          SECTION 1. APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints the Subscription Agent to act as agent in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment and shall take such actions as may be necessary to effectuate the terms of this

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Agreement.  The Company may from time to time appoint such co-exercise agents as it may deem necessary or desirable.

          SECTION 2. DISTRIBUTION OF RIGHTS. The Company has authorized the distribution of the Rights and, following the effectiveness of the Registration Statement and the Record Date, will issue such Rights to Record Date Holders as contemplated by the Registration Statement and the Prospectus. The Company will promptly notify the Subscription Agent upon the effectiveness of the Registration Statement. The Subscription Agent will provide assistance in distributing the Prospectus, the Subscription Right Certificates evidencing the Rights (the "Subscription Right Certificates"), the Instructions As to Use of Subscription Right Certificates (the "Instructions") and all other ancillary documents relating to the Offering to Record Date Holders. The Subscription Right Certificates and the Instructions will be substantially in the forms attached hereto as Exhibits A and B, respectively.

          SECTION 3. OVERSUBSCRIPTION PRIVILEGE. If there are insufficient Excess Shares to satisfy all exercised Oversubscription Privileges, Excess Shares will be allocated among Rights Holders, including Qualified Financial Institutions (as defined below) that hold Rights for beneficial owners, who exercise the Oversubscription Privilege. Subject to the allocation and possible deduction described in Section 7(i) below, Excess Shares will be allocated pro rata among such Rights Holders based upon the number of Underlying Shares subscribed for pursuant to each such Rights Holder's Basic Subscription Privilege relative to the aggregate Underlying Shares subscribed for pursuant to the Basic Subscription Privilege by all such Rights Holders. To the extent that such pro rata allocation results in any Rights Holder being allocated more Excess Shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then such Rights Holder will be allocated only the number of Excess Shares subscribed for, and the remaining Excess Shares will be similarly and successively reallocated among all other Rights Holders exercising the Oversubscription Privilege. It will be the responsibility of Rights Holders to allocate prorated Excess Shares among any beneficial owners for which such Rights Holders are acting.

          SECTION 4.   SIGNATURE AND REGISTRATION.

          (a) The Subscription Right Certificates will be executed on behalf of the Company by its President and Chief Executive Officer or Chairman of the Board and by its Secretary or an Assistant Secretary by facsimile signature.
Any Subscription Right Certificate may be signed on behalf of the Company by any person who, at the actual date of execution of such facsimile signature, is a proper officer of the Company to sign such Subscription Right Certificate, even if at the date of the execution of this Agreement or the date of actual issuance of such certificate such person is not such an officer.

          (b) The Subscription Agent will keep or cause to be kept, at its principal offices in the State of California, books for registration and transfer of the Rights

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issued hereunder.  Such books will show the names and addresses of the respective Rights Holders and the number of Rights evidenced by each outstanding Subscription Right Certificate.

          SECTION 5. DIVISION, COMBINATION AND EXCHANGE OF SUBSCRIPTION RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN SUBSCRIPTION RIGHT CERTIFICATES.

          (a) Subject to the provisions of Section 9 hereof, any Subscription Right Certificate, or any two or more Subscription Right Certificates, may be divided, combined or exchanged for any number of Subscription Right Certificates or for a single Subscription Right Certificate of different denominations; PROVIDED, HOWEVER, that the aggregate number of Rights evidenced by the Subscription Right Certificate or Certificates so issued does not exceed the aggregate number of Rights evidenced by the Subscription Right Certificate or Certificates surrendered in exchange therefor. Notwithstanding the foregoing, a registered broker-dealer, commercial bank or trust company, securities depository or participant therein, or nominee therefor (each, a "Qualified Financial Institution") holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon delivery of a duly completed and executed certification substantially in the form attached hereto as Exhibit C to the Subscription Agent on or before 5:00 p.m., California time, on __________, 1995, exchange its Subscription Right Certificate to obtain a Subscription Right Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a Record Date Holder. The Subscription Agent will, upon request, promptly deliver to each person making a request therefor a form of the certification referred
to in the preceding sentence.   No Subscription Right Certificates evidencing
fractional Rights will be issued upon division, combination or exchange of other Subscription Right Certificates, and any instructions to divide, combine or exchange Subscription Right Certificates that would result in the issuance of Subscription Right Certificates evidencing fractional Rights are to be rejected.

          (b) Any Rights Holder desiring to divide, combine or exchange any Subscription Right Certificate or Certificates must make such requests in writing to the Subscription Agent and surrender the Subscription Right Certificate or Certificates to be divided, combined or exchanged to the Subscription Agent. Thereupon the Subscription Agent will deliver to the person entitled thereto a Subscription Right Certificate or Certificates, as the case may be, as so requested. In all cases of transfer by an attorney-in-fact, the original power of attorney, duly approved, or a copy thereof, duly certified, must be deposited and remain with the Subscription Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Subscription Agent must be produced and may be required to be deposited and to remain with the Subscription Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any division, combination or exchange of Subscription Right Certificates.

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          (c) Upon receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Right Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, in their sole discretion, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Right Certificate, if mutilated, the Subscription Agent will make and deliver a new Subscription Right Certificate of like tenor to the registered Rights Holder in lieu of the Subscription Right Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of each party to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a lost, stolen, destroyed or mutilated Subscription Right Certificate is replaced.

          SECTION 6. SUBSEQUENT ISSUE OF SUBSCRIPTION RIGHT CERTIFICATES. Subsequent to the original issuance of the Subscription Right Certificates, no Subscription Right Certificates will be issued except as provided herein.

          SECTION 7. EXERCISE OF RIGHTS; EXERCISE PRICE; EXPIRATION DATE; LIMITATIONS.

          (a) Subject to the allocation and possible reduction described in
Section 7(i) below, a Rights Holder may exercise Rights held by such Rights Holder by properly completing, signing and delivering the Subscription Right Certificate representing such Rights, with any required signature guarantees, together with payment in full of the Subscription Price for the aggregate number of Underlying Shares subscribed for pursuant to such Rights Holder's exercise of the Basic Subscription Privilege and the Oversubscription Privilege, before any proration or reduction with respect to the Oversubscription Privilege. Subject to the allocation and possible reduction described in Section 7(i) below, a Rights Holder may also exercise Basic Subscription Privileges by complying with the procedures described in Section 7(f), below, with respect to DTC Exercised Rights (as hereinafter defined). Except as provided in Sections 7(d) and 7(f), below, and subject to Section 12(b), below, Subscription Right Certificates and payment of the Subscription Price must be received by the Subscription Agent before 5:00 p.m., California time, on ______________, 1995, or such later time and date to which the Rights may be extended by the Company at its option (the "Expiration Time"), and a Right will not be deemed exercised until the Subscription Agent receives both payment of the Subscription Price and a duly executed Subscription Right Certificate (or until the Guaranteed Delivery Procedures set forth in Section 7(d), below, or the procedures with respect to DTC Exercised Rights set forth in Section 7(f), below, have been complied with). A Rights Holder's Oversubscription Privilege must be exercised concurrently with such Rights Holder's Basic Subscription Privilege, except for DTC Exercised Rights, as described in Section 7(f), below. Once a Rights Holder has exercised a Right, such exercise may not be revoked. The Rights will expire at the Expiration Time. The Company may notify the Subscription Agent either orally or in writing

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of any extension of the Expiration Time.  If the Company gives an oral notice of an extension, it will confirm such extension in writing.

          (b) Unless a Subscription Right Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of Rights represented thereby are to be registered in the name of and delivered to the registered holder of such Subscription Right Certificate, or (ii) is submitted for the account of a member firm of a Signature Guarantee Medallion Program (each, an "Eligible Institution"), signatures on such Subscription Right Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15(a)(2) of the Securities Exchange Act of 1934.

          (c) The Subscription Price will be payable in United States dollars
(i) by check, certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of the Subscription Agent, or (ii) by wire transfer of funds to the account of the Subscription Agent, as agent for the Company maintained for such purpose at Mellon Bank, Pittsburgh, PA, #17, ABA #043000261, Reorg. Account -100-2331-VCNB, Attn. Evelyn O'Conner, credit to (Subscriber's name, for further credit to Ventura County National Bancorp Rights Offering). The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank, or any postal, telegraphic or express money order, or (ii) receipt of collected funds in the Subscription Agent's account designated above, in payment of the Subscription Price.

          (d) If a Rights Holder wishes to exercise Rights, but time will not permit such Rights Holder to cause the Subscription Right Certificate or Certificates evidencing such Rights to reach the Subscription Agent at or prior to the Expiration Time, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

                      (i) Such Rights Holder has caused payment in full of the Subscription Price for the aggregate number of Underlying Shares subscribed for pursuant to such Rights Holder's exercise of the Basic Subscription Privilege and, if applicable, the Oversubscription Privilege, before any proration or reduction with respect to the Oversubscription Privilege, to be received as set forth in Section 7(c) above, by the Subscription Agent at or before the Expiration Time;

                      (ii) The Subscription Agent receives, at or prior to the Expiration Time, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form distributed with the Subscription Right Certificates, from an Eligible Institution, stating the name of the exercising Rights Holder, the number of Rights represented by the Subscription Right Certificate or Certificates held by such exercising Rights Holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription

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Privilege, and guaranteeing the delivery to the Subscription Agent of the
Subscription Right Certificate or Certificates evidencing such Rights within five (5) American Stock Exchange ("ASE") trading days following the date of the Notice of Guaranteed Delivery; and

                      (iii) The properly completed Subscription Right Certificate or Certificates evidencing the Rights being exercised, with any required signatures guarantee, are received by the Subscription Agent within five (5) Trading Days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Right Certificates, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no. 201-296-4062).

          (e) If a Subscription Right Certificate does not indicate the number of Underlying Shares subscribed for or if the Subscription Price payment forwarded to the Subscription Agent is insufficient to purchase the number of Underlying Shares subscribed for, the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for based on the Subscription Price delivered to the Subscription Agent and, to the extent that the payment delivered by such Rights Holder exceeds the aggregate Subscription Price with respect to the Basic Subscription Privilege, the Rights Holder will be deemed to have exercised the Oversubscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for with such excess amount. If a Rights Holder (other than a Qualified Financial Institution) exercises an Oversubscription Privilege without exercising its Basic Subscription Privilege in full, such Rights Holder will be deemed to have exercised such Basic Subscription Privilege to the fullest possible extent, and the Oversubscription Privilege will be deemed exercised only to the extent of payments received from such Rights Holder in excess of the aggregate Subscription Price applicable to such deemed Basic Subscription Privilege exercise.

          (f) Rights may be transferred, and the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected, through the facilities of THE DEPOSITORY TRUST COMPANY, THE MIDWEST SECURITIES TRUST COMPANY OR THE PHILADELPHIA DEPOSITORY TRUST COMPANY (Rights so exercised are referred to as "DTC Exercised Rights"). A holder of DTC Exercised Rights may exercise the Oversubscription Privilege in respect thereof by properly executing and delivering to the Subscription Agent, at or before the Expiration Time, a DTC Participant Oversubscription Exercise Form (substantially in the form attached hereto as Exhibit D), together with payment of the appropriate Subscription Price for the number of Underlying Shares for which the Oversubscription Privilege is to be exercised, before any proration or reduction.

          (g) The Subscription Agent will pay to, credit to the account of, or otherwise transfer to the Company all funds received by the Subscription Agent in payment

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of the Subscription Price for Underlying Shares subscribed for pursuant to the
Basic Subscription Privilege as soon as practicable following satisfaction of the Minimum Condition (as defined in the Prospectus). Pending satisfaction of the Minimum Condition, all such funds shall be handled and transmitted in accordance with the provisions of Rule 15c2-4 under the Securities Exchange Act of 1934 as amended.

          (h) Funds received by the Subscription Agent in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Excess Shares. The Subscription Agent will pay to, credit to the account of, or otherwise transfer to the Company all funds received in payment of the Subscription Price pursuant to the Oversubscription Privilege, as soon as practicable following the Expiration Time and allocation of Excess Shares for purchase pursuant to the Oversubscription Privilege.

          (i) The Company may notify the Subscription Agent either orally or in writing that (1) it will not issue shares of Common Stock to any Rights Holder who is required, in the Company's sole judgment and discretion, to obtain prior clearance, approval or nondisapproval from any state or federal bank regulatory authority to own or control such shares unless, prior to the Expiration Time, evidence of such clearance, approval or nondisapproval has been provided to the Company; or (2) it will limit the number of shares issuable to any Rights Holder if, as a result of exercises of Rights (pursuant to the Basic Subscription Privilege or the Oversubscription Privilege), in the aggregate or to any Rights Holder, there exists a risk, in the Company's sole judgment and discretion, that certain tax benefits will be subject to limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") or there exists a risk of any other adverse tax consequence to the Company.

          SECTION 8.   DELIVERY OF STOCK CERTIFICATES; REFUNDS.

          The Subscription Agent will, on each business day commencing ___________, 1995, and ending on the second business day immediately following the Expiration Time, furnish the Transfer Agent with such information as the Transfer Agent may reasonably require, and in such form as the Transfer Agent may reasonably request, to allow the Transfer Agent to issue certificates representing all Underlying Shares to be issued pursuant to Basic Subscription Privileges exercised on the previous business day and will, as soon as practicable following the Expiration Time and allocation of Excess Shares for purchase pursuant to the Oversubscription Privilege and as requested by the Transfer Agent, furnish the Transfer Agent with such information as the Transfer Agent may reasonably require, and in such form as the Transfer Agent may reasonably request, to allow the Transfer Agent to issue certificates evidencing any Excess Shares purchased pursuant to Oversubscription Privileges. Unless the Subscription Right Certificate provides otherwise, certificates for Underlying Shares purchased pursuant to the exercise of Rights will be registered in the name of the Rights Holder exercising such Rights. Any refund, without interest, of the Subscription Price for Excess Shares subscribed for but not sold due to proration or otherwise will be mailed or delivered by the Subscription Agent to the Rights Holder to whom such refund is due as soon as practicable after the Expiration Time.

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          SECTION 9.  FRACTIONAL RIGHTS AND SHARES.  No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each Record Date Holder or beneficial owner holding through a Qualified Financial Institution that complies with the procedures set forth in Section 5(a) above will be rounded up to the next whole number. All questions as to the validity and eligibility of any rounding of fractional Rights (including, without limitation, in connection with the surrender by a Qualified Financial Institution of a Subscription Right Certificate, as set forth in Section 5(a) hereof) will be determined by the Company in its sole discretion, and its determination will be final and binding.

          SECTION 10.  TRANSFER OF RIGHTS.

          (a) Any Rights Holder may transfer (i) all of the Rights evidenced by a Subscription Right Certificate by properly endorsing the Subscription Right Certificate for transfer in accordance with the Instructions or (ii) some of the Rights evidenced by a Subscription Right Certificate (but not fractional Rights) by delivering to the Subscription Agent such Subscription Right Certificate properly endorsed for transfer, with instructions to register the Rights to be transferred in the name of the transferee and to issue a new Subscription Right Certificate to the transferee evidencing such transferred Rights. The Subscription Agent will issue a new Subscription Right Certificate evidencing any Rights not so transferred to the Rights Holder or, if so instructed, to an additional transferee. For purposes of this Agreement, the term "properly endorsed for transfer" means that each and every signature of a registered Rights Holder or Rights Holders or assigns must be made or guaranteed by an Eligible Guarantor Institution.

          (b) Upon delivery to the Subscription Agent of a Subscription Right Certificate executed for sale by any Rights Holder, the Subscription Agent will endeavor to sell the number of such Rights the Rights Holder has elected to sell, as designated in Form 3 on the Subscription Right Certificate. Subscription Right Certificates so executed must be received by the Subscription Agent prior to 5:00 p.m., California time, on ___________, 1995.
If a Rights Holder makes such election with respect to fewer than all of the Rights evidenced by a Subscription Right Certificate, the Subscription Agent will deliver to such Rights Holder a new Subscription Right Certificate evidencing the Rights as to which such election was not so made. Promptly following the sale, the Subscription Agent will send such Rights Holder a check for the weighted average net sale price of any Rights sold, calculated as follows: the total proceeds realized by the Subscription Agent from all sales pursuant to this Section 10(b) and Section 11 below, on the day such Rights are sold, net of any applicable brokerage commissions, taxes and other expenses, divided by the total number of Rights sold by the Subscription Agent on that day, multiplied by the number of Rights sold for such Rights Holder. In connection therewith, the Subscription Agent agrees that it (i) is acting solely on behalf and for the benefit of such Rights Holders who wish to sell their Rights and not as agent, or on behalf, of the Company, (ii) will not accept any instruction from the Company with respect to the timing or manner of any such sales, (iii) will effect all such sales in accordance with applicable law and
(iv) will not

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effect any such sales in a manner that would cause a material adverse change in the market for the Rights.

          SECTION 11.  FOREIGN AND CERTAIN OTHER SHAREHOLDERS.    Subscription
Right Certificates will not be mailed to Record Date Holders whose registered addresses are outside the United States and Canada or who have an APO or FPO address (collectively, "Foreign Record Date Holders"). Subscription Right Certificates evidencing Rights otherwise distributable to Foreign Record Date Holders will be delivered to the Subscription Agent, which will hold such Subscription Right Certificates for the account of such Foreign Record Date Holders and upon notice from such Foreign Record Date Holders will exercise the Rights on their behalf. To so exercise their Rights, Foreign Record Date Holders must notify the Subscription Agent not later than 5:00 p.m., California time, on ____________, 1995. If no such instructions have been received by the Subscription Agent by such time, the Subscription Agent will endeavor to sell such Rights for the benefit of such Foreign Record Date Holders. Promptly following the Expiration Time, the Subscription Agent will remit to such Foreign Record Date Holders the weighted average net sale price of any Rights sold, calculated in the manner set forth in Section 10(b), above. If the Subscription Agent is unable to sell all such Rights, the net proceeds from such sales as can be made will be allocated PRO RATA among such Foreign Record Date Holders based on the number of unexercised Rights issued in the name of each such Foreign Record Date Holder (as represented by the Subscription Right Certificate delivered to the Subscription Agent) relative to the aggregate number of all such Rights. In connection with any such sales, the Subscription Agent (i) is acting solely on behalf and for the benefit of the Foreign Record Date Holders and not as agent or on behalf, of the Company, (ii) will not accept any instruction from the Company with respect to the timing or manner of any such sales, (iii) will effect all such sales in accordance with applicable law, and (iv) will not effect any such sales in a manner that would cause a material adverse change in the market for the Rights.

          SECTION 12.  AMENDMENTS AND WAIVERS; TERMINATION.

          (a) The Company reserves the right to extend the Expiration Time, and to amend the terms and conditions of the Offering, whether the amended terms are more or less favorable to Rights Holders.

          (b) All questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights will be determined by the Company, in its sole discretion, and Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or is not in proper form, or if the acceptance thereof or the issuance of Underlying Shares pursuant thereto could be deemed unlawful.
The Company also reserves the right to waive any deficiency or irregularity (including, without limitation, any deficiency with respect to time of receipt of a Subscription Right Certificate or the Subscription Price for all Underlying Shares subscribed for pursuant thereto) or to permit a defect or irregularity to be corrected within such time as it may

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determine.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Right certificates or incur any liability for failure to give such notification.

          (c) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, President and Chief Executive Officer, any Vice President (including any Senior or Executive Vice President), the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company, or any other person designated by any of them, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer.

          SECTION 13. REPORTS. The Subscription Agent will notify the Company and its designated representatives by telephone each business day during the period commencing on ___________, 1995, and ending at the Expiration Time (and in the case of deliveries pursuant to the Guaranteed Delivery Procedure, the period ending five (5) Trading Days after the Expiration Time), which notice will thereafter be conformed in writing, of (i) the number of Rights exercised each day, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege each day and the number of such shares for which payment has been received, (iii) the number of Underlying Shares subscribed for pursuant to the Oversubscription Privilege each day and the number of such Underlying Shares for which payment has been received, (iv) the number of Rights exercised pursuant to the Guaranteed Delivery Procedure each day, (v) the number of Rights sold each day on behalf of Foreign Record Date Holders, in accordance with Section 11, above, (vi) the number of Rights requested to be sold and actually sold by the Subscription Agent each day in accordance with Section 10(b), above, (vii) the number of Rights for which defective Subscription Right Certificates have been received each day, (viii) the number of requests from Qualified Financial Institutions holding Rights on behalf of more than one beneficial holder to effect an exchange of a Subscription Right Certificate or Certificates so as to obtain additional Rights to which such beneficial holders are entitled, as set forth in Section 5(a), above, and the increase in the number of Rights that would result from such exchange, and (ix) cumulative totals with respect to the information set forth in each of the clauses (i) through (viii) above. At or before 5:00 p.m., California time, on the first Trading Day following the Expiration Time, the Subscription Agent will certify in writing to the Company and the Dealer Manager the cumulative totals through the Expiration Time with respect to the information set forth in clauses (i) through (iv) above. The Subscription Agent will also maintain and update a listing of Rights Holders who have fully or partially exercised their Rights and Rights Holders who have not exercised their Rights. The Subscription Agent will provide the Company, the Dealer Manager and their respective designated representatives with the information compiled pursuant to this Section 13 and any Subscription Right Certificates or other documents or date from which such information derived,

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as any of them may request.  The Subscription Agent hereby represents and warrants that the information contained in each notification referred to in this
Section 13 will be accurate in all material respects.

          SECTION 14. PAYMENT OF TAXES. The Company will pay when due all document, stamp and other taxes, if any, that may be payable with respect to the issuance or delivery of any Rights or the issuance of any Underlying Shares upon the exercise of Rights, provided, however, that the Company will not be liable for any tax arising out of any transaction that results in, or is deemed to constitute, an exchange of Rights or Underlying Shares or a constructive dividend with respect to the Rights or Underlying Shares. Except as provided above, all transfer and other taxes incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and no such taxes will be paid by the Company or the Subscription Agent. If any transfer tax is imposed for any reason other than the issuance of Underlying Shares to a Rights Holder upon exercise of Rights by such Rights Holder, the amount of any such transfer taxes (whether imposed on such Rights Holder or any other person) will be payable by such person and the Subscription Agent will be entitled to refuse to implement such exercise or other requested action unless it is furnished with proof satisfactory to it of the payment of such transfer taxes by such Rights Holder or other person.

          SECTION 15. CANCELLATION AND DESTRUCTION OF SUBSCRIPTION RIGHT CERTIFICATES. All Subscription Right Certificates surrendered for the purpose of exercise, exchange, substitution or transfer will be cancelled by the Subscription Agent, and no Subscription Right Certificates will be issued in lieu thereof, except as expressly permitted by this Agreement. The Company will deliver to the Subscription Agent for cancellation and retirement, and the Subscription Agent will so cancel and retire, any Subscription Right Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. The Subscription Agent will either deliver all cancelled Subscription Right Certificates to the Company or, at the written request of the Company, destroy such cancelled Subscription Right Certificates, and in such case will deliver a certificate of destruction thereof to the Company.

          SECTION 16.  FEES OF THE SUBSCRIPTION AGENT; INDEMNIFICATION.

          (a) The Company shall pay to the Subscription Agent compensation in accordance with the fee schedule attached hereto as Exhibit E for all services rendered by it hereunder and, from time to time, on demand of the Subscription Agent, its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

          (b) The Company shall indemnify and hold the Subscription Agent harmless against any losses, claims, damages, liabilities, costs and expenses (including

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

reasonable fees and disbursements of legal counsel) which the Subscription Agent may incur or become subject to arising from or out of any claim or liability resulting from actions taken as Subscription Agent pursuant to this Agreement; provided, however, that indemnity does not extend to, and the Subscription Agent will not be indemnified or held harmless with respect to, such losses, claims, damages, liabilities, costs and expenses incurred or suffered by the Subscription Agent as a result, or arising out, of the Subscription Agent's negligence, misconduct, bad faith or breach of this Agreement. In connection therewith, (i) in no case will the Company be liable with respect to any claim against the Subscription Agent unless the Subscription Agent notifies the Company in writing of the assertion of a claim against it or of any action commenced against it, promptly after the Subscription Agent has notice of any such assertion of a claim or has been served with the summons or other first legal process giving information as to the nature and basis of the claim; (ii) the Company will be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, and if the Company so elects, it will assume the defense of any such suit, in which event the Company will not thereafter be liable for the fees and expenses of any additional counsel that the Subscription Agent may retain, so long as the Company retains counsel satisfactory to the Subscription Agent, in the exercise of the Subscription Agent's reasonable judgment, to defend such suit; and (iii) the Subscription Agent agrees not to settle any litigation in connection with any claim or liability with respect to which it may seek indemnification from the Company without the prior written consent of the Company.

          (c) The Subscription Agent will be protected and will incur no liability for or with respect to any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Right Certificate, instrument of assignment or transfer, power of attorney, endorsement, affidavit letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

          (d) Anything in this Agreement to the contrary notwithstanding, in no event will the Subscription Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Subscription Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          SECTION 17. MERGER OR CONSOLIDATION OF SUBSCRIPTION AGENT. Any corporation into which the Subscription Agent or any successor Subscription Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Subscription Agent or any successor Subscription Agent may be a party, or any corporation succeeding to the corporate trust business of the Subscription Agent or any successor Subscription Agent, will be the successor to the Exercised Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

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

          SECTION 18. CONCERNING THE SUBSCRIPTION AGENT. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

          (a) The Subscription Agent may consult with legal counsel acceptable to the Company (who may be, but is not required to be, legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

          (b) Whenever in the performance of its duties under this Agreement the Subscription Agent may deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, President and Chief Executive Officer, any Vice President (including any Senior or Executive Vice President), the Treasurer or any Assistant Treasurer, or the Secretary of the Company and delivered to the Subscription Agent, and such certificate will be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

          (c) The Subscription Agent will have no responsibility with respect to the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Subscription Agent), or with respect to the validity or execution of any Subscription Right Certificate.

          (d) Nothing herein precludes the Subscription Agent from acting in any other capacity for the Company.

          (e) The Subscription Agent shall not, and shall not permit any affiliate to, sell or purchase any Rights (or, from the date hereof to the Expiration Time, any Common Stock), or establish any short or long position with respect thereto, for its own account or the account of any affiliate of the Subscription Agent.

          SECTION 19.  CERTIFICATE TAX MATTERS.

          (a) The Subscription Agent shall comply with the information reporting and backup withholding requirements of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation, where appropriate, on a timely basis, filing with the Internal Revenue Service and furnishing to Rights Holders duly completed Forms 1099B. The Subscription Agent will also collect and duly preserve Forms W-8 and W-9 and other forms or information necessary to comply with the backup withholding requirement of the Code. The Company will provide the Subscription Agent with information regarding the fair market value of the Rights as of the date on which trading of the rights commences on NASDAQ as soon as practicable after the Record Date.

          (b) The Subscription Agent shall withhold from payments made to Rights Holders amounts sufficient to comply with the backup withholding requirements of the Code.

          SECTION 20. Notices to the Company, Rights Holders and Subscription Agent. All notices and other communication provided for or permitted hereunder are to be made by hand delivery prepaid first class mail, telex or telecopier:

               (a)     If to the Company, to:

                              Richard S. Cupp
                              President and Chief Executive Officer
                              Ventura County National Bancorp
                              500 Esplanade Avenue
                              Oxnard, California  93030
                              Telecopier:  (805) 981-2772

               (b)     If to the Subscription Agent:

                              First Interstate Bank of California
                              707 Wilshire Boulevard, W11-2
                              Los Angeles, California 90017
                              Attention: Sharon Knepper
                              Telecopier:  (213) 614-2467

               (c) If to a Rights Holder, to the address shown on the registry books of the Company.

          All such notices and communications will be deemed to have been duly given when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage, prepaid, if mailed as aforesaid; when answered back, if telexed; and when receipt is acknowledged, if telecopied.

          SECTION 21. SUPPLEMENTS AND AMENDMENTS. The Company and the Subscription Agent may from time to time supplement or amend this Agreement without the approval of any Rights Holders.

          SECTION 22. SUCCESSORS. All the covenants and provisions of the Agreement by or for the benefit of the Company or the Subscription Agent will bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 23. TERMINATION. This Agreement will terminate at 5:00 p.m., California time, on the thirtieth day following the Expiration Time.

          SECTION 24. GOVERNING LAW. This Agreement will be deemed to be a contract made under the laws of the State of California and for all purposes is to be construed in accordance with the internal laws of said State.

          SECTION 25.  BENEFITS OF THIS AGREEMENT.  Except as set forth in
Section 13, nothing in this Agreement is to be construed to give to any person or corporation other than the Company, the Subscription Agent and the Rights Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement is for the sole and exclusive benefit of the Company, the Subscription Agent and the Rights Holders.

          SECTION 26. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

          SECTION 27. DESCRIPTIVE HEADINGS. Descriptive headings of the several Section of this Agreement are inserted for convenience only and do not control or affect the meaning or construction of any of the provision hereof.

          IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be duly executed as of the date first above written.


                              VENTURA COUNTY NATIONAL BANCORP, a California corporation


                              By ______________________________________________

                              Its: ____________________________________________



                              FIRST INTERSTATE BANK OF CALIFORNIA

                              By ______________________________________________

                              Its: ____________________________________________

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